Exhibit 10.5

ROCKWELL WABCO VEHICLE CONTROL SYSTEMS

PARTNERSHIP AGREEMENT

Between

WABCO AUTOMOTIVE CONTROL SYSTEMS, INC.

(a subsidiary of American Standard, Inc.)

and

ROCKWELL BRAKE SYSTEMS, INC.

(a subsidiary of Rockwell International Corporation)

Meritor WABCO Vehicle Control Systems

PARTNERSHIP AGREEMENT

TABLE OF CONTENTS

I. DEFINITIONS	1
1.1 DEFINITIONS	1
II. ORGANIZATIONAL MATTERS	6
2.1 Name and Formation	6
2.2 Purpose	6
2.3 Principal Office and Place of Business	6
2.4 Term	6
III. MANAGEMENT	6
3.1 Partnership Committee	6
3.2 Authority of Partnership Committee	7
3.3 Notice of Partnership Committee Meetings Location; Waiver of Notice	10
3.4 Quorum for Partnership Committee Meetings; Minutes; Written Actions	11
3.5 Required Vote	11
3.6 Standard of Care	12
3.7 First Meeting of the Partnership Committee	12
3.8 Officers of JVCo	13
3.9 Indemnification	13
IV. CAPITALIZATION	13
4.1 Initial Contributions	13
4.2 Additional Capital Contributions	13
4.3 Partnership Management in the Event of an Imbalance In Cash Contributions	14
4.4 Contributions in Excess of the Amount Required	15
4.5 Interest on Capital Contributions	15
4.6 No Priority Between Partners; No Withdrawal of Capital	15
4.7 Capital Accounts	16
4.8 Adjustments to Capital Accounts	16
4.9 Restoration of Negative Capital Accounts	16
4.10 Interest of Creditors	16
V. FINANCIAL REPORTING AND TAX MATTERS	16
5.1 Periodic Reports	16
5.2 Financial Reporting Books	17
5.3 Income Tax Returns	17
5.4 JVCo A Separate Entity	17
5.5 Tax Matters Partner	17
5.6 Certain Tax Elections	17
5.7 Annual Audits	17
VI. DISTRIBUTIONS	18
6.1 Distributions	18
6.2 Set-offs	18

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VII.	RIGHTS OF AND LIMITATIONS ON PARTNERS AND THEIR AFFILIATES	18

7.1	Partners not Agents	18

7.2	Access to Books and Records; Confidentiality	19

7.3	Dispute Resolution for All Matters Except for the Appointment of the General Manager	39

7.4	Dispute Resolution for Matters Involving the Appointment of the General Manager	42

VIII.	TRANSFER OF PARTNERSHIP INTEREST	44

8.1	Non-Restricted Transfers Permitted	44

8.2	Consent Required for a Restricted Transfer	44

8.3	Non-transferring Partner’s Right of First Refusal	44

8.4	Compliance With Laws	48

8.5	Transfer of Partnership Interest and Admission of New Partner	49

8.6	Non-Complying Transfers Void	49

IX.	DISSOLUTION	49
9.1	Dissolution	49
9.2	Winding-Up and Liquidation	52
9.3	Avoidance of Dissolution	54

X.	GENERAL PROVISIONS	55
10.1	Product Liability Claims	55
10.2	Product Liability Indemnification	57
10.3	Preservation of Partnership Opportunity	58
10.4	Waivers	61
10.5	Assignment	61
10.6	Notices	62
10.7	Counterparts	63
10.8	Governing Law; Construction	63
10.9	Further Assurances	64
10.10	Waiver of Right to Partition	65
10.11	Amendment	66
10.12	Investment Representation	66
10.13	Expenses	66
10.14	Entire Agreement	66

SIGNATURES		67

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PARTNERSHIP AGREEMENT

Preamble

This Partnership Agreement, dated this 9th day of January, 1990 (this “Agreement”), between WABCO Automotive Control Systems, Inc. (“WACS”), a Delaware corporation wholly-owned by American Standard Inc. (“ASI”) and Rockwell Brake Systems, Inc. (“RBS”), a Delaware corporation wholly-owned by Rockwell International Corporation (“RIC”).

W I T N E S S E T H:

Whereas, ASI, acting through the WABCO Companies, is a leading supplier of pneumatic and electronic braking systems and other vehicle control systems in Europe and Brazil for medium and heavy-duty trucks, buses and trailers; and

WHEREAS, RIC is a leading supplier of axles, brakes and other components in North America for medium and heavy-duty trucks, buses and trailers, is in the process of developing a vehicle stability system for such trucks, buses and trailers, and has established an experienced North American field and OEM sales and service organization dedicated to the marketing and servicing of its automotive components which is also capable of marketing and servicing the braking systems and vehicle control systems produced by the WABCO Companies; and

WHEREAS, ASI and RIC recognize that a combination of product technology, primarily available from WABCO-Germany, and marketing knowledge and expertise, primarily available from RIC, would establish a strong base from which to market, service and ultimately manufacture braking systems and vehicle control systems in North America for medium and heavy-duty trucks, buses and trailers; and

WHEREAS, pursuant to the Joint Venture Formation Agreement between RIC and ASI dated December 7, 1989 (the “Formation Agreement”), RIC as the sole shareholder of RBS, and ASI as the sole shareholder of WACS, have agreed to establish such a combination through a general partnership to be formed by RBS and WACS under the laws of the state of Delaware, the main objective of which will be initially to market and sell the antilock and conventional braking systems hereafter identified for the North American markets and thereafter to manufacture such systems and gradually broaden its product range by the addition of other suitable control systems and/or components, conventional (i.e., compressors, valves and actuators) as well as electronic, for medium and heavy-duty trucks, buses and trailers that have been or will be developed by the Automotive Operations of RIC and the Automotive Products Group of ASI.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

I. DEFINITIONS

1.1 Definitions. Unless the context otherwise requires, the following terms, and the singular or plural thereof, used in this Agreement shall have the meanings set forth below:

(a) “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by the former Person, provided that neither Kelso & Company, L.P. nor any entity with which it has an affiliation (other than ASI Holding Corporation and its direct and indirect subsidiaries) shall be deemed to be an “Affiliate” under this definition. For purposes of this definition, “controls” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(b) “Agreement” shall mean this Agreement as amended or restated from time to time in accordance with its terms.

(c) “ASI” shall mean American Standard Inc., a Delaware corporation.

(d) “Breaching Partner” shall have the meaning set forth in Section 10.3 hereof.

(e) “Business” shall mean the manufacture and/or sale and service in the Territory of JV Products by JVCO pursuant to the terms of this Agreement, the WABCO Product Supply Agreements; the RIC and ASI Trademark License Agreements; the RIC Marketing and Sales Representation Agreement; the RIC and WABCO License and Technical Assistance Agreements; and the RIC and WABCO Management Services Agreements.

(f) “Closing Date” shall be as defined in the Formation Agreement.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as in effect from time to time.

(h) “Confidential Information” shall mean any information furnished or disclosed by JVCO or either Partner or any of its Affiliates (the “Disclosing Party”) in writing or orally, if subsequently restated in full in written form within ten (10) days after oral disclosure to either Partner (or any of its Affiliates) and/or to JVCO (in any such case, the “Receiving Party”), whether furnished or disclosed pursuant to the Formation Agreement, this Agreement, any WABCO Support Agreement or RIC Support Agreement which is deemed to be confidential by the Disclosing Party, except for any such information which:

(1) at the time of disclosure is publicly available or becomes publicly available through no act or omission of the Receiving Party;

(2) was in the Receiving Party’s possession, otherwise than as a result of a confidential or fiduciary relationship, prior to the disclosure or furnishing thereof by the Disclosing Party;

(3) is thereafter disclosed or furnished to the Receiving Party by a third Person which did not acquire the information under an obligation of confidentiality.

(4) is independently developed by the Receiving Party; or

(5) is disclosed by the Receiving Party under compulsion of law.

(i) “Debtor” shall have the meaning set forth in Section 9.1 hereof.

(j) “Dissenting Partner” shall have the meaning in Section 9.3 hereof.

(k) “Dissolving Partner” shall have the meaning in Section 9.3 hereof.

(l) “Enforcing Partner” shall have the meaning in Section 10.3 hereof.

(m) “Fiscal Year” of JVCO shall mean the fiscal year of RIC for federal income tax and financial reporting purposes, which is the fiscal year ending September 30.

(n) “Formation Agreement” shall mean the Joint Venture Formation Agreement between RIC and ASI dated December 7, 1989.

(o) “Initial Offer” shall have the meaning set forth in Section 8.3 hereof.

(p) “JVCO” shall mean Rockwell WABCO Vehicle Control Systems.

(q) “JVCO Support Agreements” shall mean the RIC Support Agreements and the WABCO Support Agreements.

(r) “JV Products” shall mean the RIC Products, the WABCO ABS Products, and the WABCO Conventional Products identified as the initial products of JVCO on the hereinafter referenced schedules to this Agreement, plus any additional automotive vehicle control systems (including components and accessories) that are currently manufactured or subsequently developed by or for RIC, any of the WABCO Companies, or JVCO for medium and heavy-duty trucks, buses and trailers which, by mutual agreement of the Partners in accordance with the terms of this Agreement, are hereafter manufactured and/or marketed in the Territory by JVCO.

(s) “Liquidator” shall have the meaning set forth in Section 9.2 hereof.

(t) “Majority Partner” and “Minority Partner” shall have the meanings set forth in Section 4.3 hereof.

(u) “Non-Restricted Transfer” shall mean the sale, assignment or other transfer of a Partner or a Partner’s Partnership Interest:

(1) to the purchaser of all or substantially all of the automotive products business of such Partner and its Affiliates, provided that such purchaser and its Affiliates are not then engaged in any business (other than through JVCO) that directly or indirectly competes with the other Partner’s automotive products business; or

(2) to a Person which, directly or indirectly, is wholly-owned by or is otherwise a participant in the automotive products business of such Partner and its Affiliates.

(v) “Offered Interest” shall have the meaning set forth in Section 8.3 hereof.

(w) “Offering Partner” and “Offered Partner” shall have the meanings set forth in Section 8.3 hereof.

(x) “Officer” shall mean each officer of JVCO appointed pursuant to Section 3.8 hereof.

(y) “Partner” shall mean WACS or RBS, as the context may require, and any other Person acquiring a Transferee Interest.

(z) “Partnership” shall mean JVCO.

(aa) “Partnership Committee” shall be the committee described in Section 3.1 hereof.

(bb) “Partnership Interest” shall mean a Partner’s interest in JVCO and its rights and obligations under this Agreement.

(cc) “Person” shall mean an individual, firm, trust, association, corporation, partnership or other entity.

(dd) “RBS” shall have the meaning set forth in the Preamble to this Agreement.

(ee) “RIC” shall mean Rockwell International Corporation, a Delaware corporation.

(ff) “RIC Products” shall mean all electronic antilock braking systems and related sensors for medium and heavy-duty trucks, buses and trailers, parts and other components thereof and all accessories and attachments related thereto designed and/or manufactured by RIC (all of the currently existing designs, types and models of which are listed on Schedule 1.1(ff) attached hereto and are identified as initial products of JVCO), together with any subsequently introduced improvements thereon and substitutes therefor.

(gg) “RBS Representatives” shall have the meaning set forth in Section 3.1 hereof.

(hh) “RIC Support Agreements” shall mean the RIC License and Technical Assistance Agreement in the form of Exhibit A hereto; the RIC Trademark License Agreement in the form of Exhibit B hereto; the RIC Sales Representation and Marketing Agreement in the form of Exhibit C hereto; the RIC Management Services Agreement in the form of Exhibit D hereto; and the RIC Administrative Services Agreement in the form of Exhibit E hereto;

(ii) “Second Offer” shall have the meaning set forth in Section 8.3 hereof.

(jj) “Tax Matters Partner” shall mean the Partner identified as such in Section 5.5 hereof.

(kk) “Territory” shall mean The United States of America, The Dominion of Canada and The United States of Mexico.

(ll) “Restricted Transfer” shall mean any sale, disposition, exchange, assignment, pledge, hypothecation, collateral assignment or grant of any security interest or any involuntary transfer thereof or other change in legal or beneficial ownership of a Partner or a Partnership Interest that is not a Non-Restricted Transfer or the result of a Non-Restricted Transfer.

(mm) “Transferee Interest” shall mean a Partnership Interest transferred to a third Person in a Non-Restricted Transfer or as the result of Restricted Transfer effected in compliance with Article VIII hereof.

(nn) “DGPL” shall mean the General Partnership Law of the State of Delaware.

(oo) “WABCO-Germany” shall mean WABCO Westinghouse Fahrzeugbremsen G.m.b.H., a West German corporation which is an indirect, wholly-owned subsidiary of ASI.

(pp) “WABCO Companies” or “WABCO” shall mean each subsidiary or division of ASI that manufactures automotive products, including, but not limited to, WABCO-Germany.

(qq) “WABCO ABS Products” shall mean all electronic antilock and antiskid braking systems and traction control systems for medium and heavy-duty trucks, buses and trailers, all parts and other components thereof and all accessories and attachments related thereto, designed and/or manufactured by or for WABCO (all of the currently existing designs, types and models, of which are listed on Schedule 1.1(qq) attached hereto and are identified as initial products of JVCO), together with any subsequently introduced improvements thereon and substitutes therefor.

(rr) “WABCO Conventional Products” shall mean all conventional braking systems for medium and heavy-duty trucks, buses and trailers, all parts and other components thereof and all accessories and attachments related thereto, designed and/or manufactured by or for WABCO (all of the currently existing designs, types and models of which are listed on Schedule 1.1(rr) attached hereto and are identified as initial products of JVCO), together with any subsequently introduced improvements thereon and substitutes therefor.

(ss) “WABCO Support Agreements” shall mean the WABCO Product Supply Agreements in the form of Exhibit F hereto; the WABCO License and Technical Assistance Agreement in the form of Exhibit G hereto; the ASI Trademark License Agreement in the form of Exhibit H hereto; and the WABCO Management Services Agreement in the form of Exhibit I hereto.

(tt) “WACS” shall have the meaning set forth in the Preamble to this Agreement.

(uu) “WACS Representatives” shall have the meaning set forth in Section 3.1 hereof.

II. ORGANIZATIONAL MATTERS

2.1 Name and Formation. Pursuant to the Formation Agreement, ASI and RIC caused WACS and RBS to organize and associate themselves as Partners in a general partnership which is hereby constituted as JVCO under the DGPL and in accordance with the terms and conditions of this Agreement. The name of JVCO shall be:

Rockwell WABCO Vehicle Control Systems

If at any time the invested capital of RBS and its Affiliates in JVCO shall become less than thirty-three percent (33%) of the total invested capital in JVCO, JVCO shall, at the request of RBS, take all necessary actions to change forthwith its name so as to eliminate the word “Rockwell” and thereafter JVCO shall not use the word “Rockwell” or any word or words visually or phonetically similar thereto as a trademark, trade name or company name, all in accordance with the RIC Trademark License Agreement.

If at any time the invested capital of WACS and its Affiliates in JVCO shall become less than thirty-three percent (33%) of the total invested capital in JVCO, JVCO shall, at the request of WACS, take all necessary actions to change forthwith its name so as to eliminate the word “WABCO” and thereafter JVCO shall not use the word “WABCO” or any word or words visually or phonetically similar thereto as a trademark, trade name, or company name, all in accordance with the ASI Trademark License Agreement.

2.2 Purpose. The purpose of JVCO is limited to conducting the Business for the benefit of the Partners. There shall be no material change in the scope or nature of the Business (including, but not limited to, any expansion beyond the field of automotive products to be manufactured and/or marketed, the services to be performed and the Territory) except with the prior written approval of both Partners.

2.3 Principal Office and Place of Business. The initial headquarters of the JVCO shall be at RIC Automotive Operation headquarters, 2135 West Maple Road, Troy, Michigan 48084, or at such other location as the Partnership Committee shall determine. The books and records of the JVCO shall be maintained at its headquarters. JVCO shall have such other places of business as approved by the Partnership Committee.

2.4 Term. This Agreement shall become effective and the term of JVCO shall begin on the Closing Date. The term of JVCO shall continue until the day 99 years after the Closing Date, unless earlier terminated by mutual agreement of the Partners or otherwise in accordance with the terms of this Agreement.

III. MANAGEMENT

3.1 Partnership Committee.

(a) There shall be a Partnership Committee of JVCO composed of six individuals. Partnership Committee members shall be appointed by the Partners as follows: three members shall be appointed by WACS (the “WACS Representatives”), all of whom shall be employees of WACS or an Affiliate thereof and hold an executive position within WABCO’s automotive products group (except that there can be one non-Automotive executive serve as a WACS Representative provided that such person has received the prior approval of the other Partner), and three members shall be appointed by RBS (the “RBS Representatives”), all of whom shall be employees of RBS or an Affiliate thereof and hold an executive position within RIC’s Automotive Operations (except that there can be one non-Automotive executive serve as an RBS Representative provided that such person has received the prior approval of the other Partner). Partnership Committee members shall not be officers or employees of JVCO. Members of the Partnership Committee shall serve on the Partnership Committee without compensation from JVCO for such service and shall not be reimbursed by JVCO for their expenses for attending Partnership Committee meetings.

(b) Meetings of the Partnership Committee shall be presided over by a Chairman, the appointment of whom shall rotate every two years between an individual selected by the RES Representatives and the WACS Representatives. The RBS Representatives shall select the first Chairman of the Partnership Committee.

(c) Each Partnership Committee member shall serve until (i) his successor is designated by the Partner which appointed him or (ii) his earlier resignation or death, or his removal by such Partner. Any member of the Partnership Committee may resign at any time upon written notice to the Partner that appointed him. Subject to the limitations set forth in Section 3.1(a), each Partner may, without the approval or consent of the other Partner and without any condition or restriction whatsoever, select, designate, appoint, remove and replace at any time any one or all of its Representatives on the Partnership Committee. Such selection, designation, appointment, removal or replacement shall be effective as between the Partners upon receipt by the other Partner of written notice from the Partner taking such action.

(d) The transferee of a Transferee Interest shall succeed to all rights, duties and obligations of the transferor under this Section 3.1.

3.2 Authority of Partnership Committee.

(a) Except as reserved to the Partners in this Agreement, the Partnership Committee shall have all power and authority to manage, and to direct the management of, JVCO. The Partnership Committee shall have the right to delegate concurrent authority to such Officers of the Partnership as it shall deem appropriate. Any power not delegated pursuant to a policy of delegation adopted by the Partnership Committee shall remain exclusively with the Partnership Committee. Approval by or action taken by the Partnership Committee in accordance with this Agreement shall constitute approval or action by JVCO and shall be binding on each Partner.

(b) Except for powers set forth in paragraph (c) of this Section 3.2, which are hereby specifically reserved to the Partnership Committee, the Partnership Committee may delegate to the General Manager of JVCO the authority to conduct the Business in the ordinary course in accordance with the policy of delegation attached as Schedule 3.2 (b) hereto, which may be revised from time to time by the Partnership Committee. Such delegation of authority shall include (i) the power to appoint, remove and replace all Officers reporting directly to the General Manager, subject to the approval of the Partnership Committee and (ii) the obligation through the Partnership Committee to keep the RBS Representatives and WACS Representatives fully advised and informed with respect to JVCO’s products and general business and marketing plans, and (iii) a commitment by the General Manager that he will cause the JVCO to refrain from any action that would, directly or indirectly, damage or disparage the name or reputation in the marketplace of the Automotive products businesses of RBS or WACS or any of their respective Affiliates. To implement the foregoing, the Partners agree that JVCO will keep the Partners fully advised and informed with respect to its products, general business and marketing plans, and that the General Manager will meet and consult regularly with the President of RIC’s On-Highway Products organization or his designee to discuss and coordinate customer calls, marketing and general business planning, including, without limitation, the prompt handling of customer disputes if and when such disputes should arise.

(c) Except as reserved to the Partners in this Agreement, the Partnership Committee, by its own action, but not by delegation to any Officers or other employees of JVCO, shall have the right, power and authority to:

(1) approve the annual operating and capital budgets and the strategic plans of JVCO, which shall be prepared and approved annually during the third and fourth quarters of JVCO’s Fiscal Year;

(2) appoint, remove and replace Officers (subject to the General Manager’s right of nomination with respect to Officers reporting directly to him); provided that (i) the initial General Manager of JVCO shall be selected by the WACS Representatives, and (ii) the initial General Manager and each successor General Manager shall be subject to removal, after twelve (12) months in office, by the vote of any three members of the Partnership Committee and at any time (whether within or without such 12-month period) by the vote of five members of the Partnership Committee;

(3) establish compensation for each Officer, and establish, alter or amend the power and authority of any Officer;

(4) authorize any commitment for a capital expenditure in excess of the amount set forth in the delegation of authority to the General Manager (for this purpose, any guaranty or other contingent liability shall be deemed an expenditure equal to the amount of JVCO’s maximum potential liability on such guaranty or other contingent liability);

(5) authorize any sale, lease, transfer or other disposition of any fixed asset of JVCO or any group of its fixed assets having a (i) fair market value, (ii) sale price or (iii) book value at the time of disposition greater than the amount set forth in the delegation of authority to the General Manager;

(6) subject to Section 4.4 hereof, approve any obligation of JVCO for borrowed money (including, without limitation, capitalized lease obligations) and approve its granting of any security therefor; provided that, subject to compliance with said Section 4.4, there shall be no limitation on the Partnership Committee’s authority to delegate its power to (i) procure advances under lines of credit or other borrowing arrangements previously approved by the Partnership Committee pursuant to this subsection, (ii) open letters of credit in the ordinary course of JVCO’s business in accordance with written policies established by the Partnership Committee, (iii) borrow money in the ordinary course of JVCO’s business for periods not in excess of 90 days in accordance with written policies established by the Partnership Committee or (iv) borrow money to enable JVCO to make distributions under Article VI hereof;

(7) approve any employment agreement other than employment agreements made in accordance with delegations of authority or other written policies established by the Partnership Committee;

(8) approve any consulting agreement which by its terms is either (i) for a period greater than one year or (ii) obligates JVCO to pay an aggregate consideration during the term of the consulting agreement in excess of the amount set forth in the delegation of authority to the General Manager;

(9) approve any lease that requires an aggregate rental and other expenditures over the term of the lease in excess of the amount set forth in the delegation of authority to the General Manager;

(10) (i) adopt, approve or terminate any individual or group employee benefit plan or policy or any modifications thereto (it being understood and agreed by the Partners that they shall cause their respective Partnership Committee Representatives to vote for the adoption by JVCO of appropriate employee benefit programs and compensation arrangements (incorporating, with respect to the latter, performance-measured incentive payments as an element of compensation) and that the Officers of JVCO, together with their subordinates, will be transferred to JVCO’s payroll and become employees exclusively of JVCO, in each case as early as practicable, taking into account JVCO’s financial status), or (ii) assume any employee benefits for any Person formerly employed by a Partner or a former Partner that was not assumed by JVCO on the Closing Date;

(11) authorize the settlement of any claim, suit, action, case or proceeding for a payment or payments that, in the aggregate, exceeds the amount set forth in the delegation of authority to the General Manager;

(12) determine amounts available for and authorize any distribution to the Partners;

(13) authorize the making, modification, amendment, or termination of any agreement with any Partner or an Affiliate of a Partner after the Closing Date;

(14) appoint or remove JVCO’s independent auditors;

(15) make any determination to indemnify a Person as contemplated by Section 3.9 hereof;

(16) establish, amend or modify rules for the operation of the Partnership Committee, provided that any rules as so established, amended or modified shall not be inconsistent with any provision of this Agreement;

(17) following prior approval of both Partners, authorize the creation of any subsidiaries or any other investment in, or the acquisition of stocks or bonds of,’ other Persons or any equity interest in any other Person, provided that there shall be no limitation on the Partnership Committee’s authority to delegate the making of investments (a) as part of cash management in the ordinary course of the business of JVCO or (b) by managers of trusts established in connection with any employee benefit plans of JVCO;

(18) following prior approval of both Partners, approve any acquisition of any business, business division, or product line;

(19) approve the sale, assignment or license of any technology, regardless of the form thereof, developed by JVCO;

(20) approve any change of the location of the headquarters or any other facility of JVCO or the closing or partial closing of any such facility; and

(21) approve the addition or elimination of any automotive products manufactured and/or sold by JVCO and approve any other action which is not in the ordinary course of business of JVCO.

(22) approve projects for changes in sourcing of JV Products (including in-house manufacture), provided that the Partnership Committee shall delegate to the General Manager the Authority (within the capital expenditure and other limitations set forth in his Delegation of Authority) to make such sourcing changes (other than for those JV Products or components thereof, such as but not limited to the ECU, other electronic components, brake valves, and compressors, which contain strategic or significant amounts of technology or know-how licensed to JVCO by Affiliates of either Partner), which will materially contribute to the goal, hereby mutually confirmed by the Partners, of positioning JVCO to compete effectively in the market environment in the Territory in order to be a viable enterprise.

3.3 Notice of Partnership Committee Meetings Location; Waiver of Notice.

(a) Regular Meetings of the Partnership Committee shall be held at such times and places as may be fixed by the Partnership Committee, and may be held without further notice. Special meetings of the Partnership Committee may be called by the Chairman or by any two members of the Partnership Committee. Notice of the time and place of a special meeting of the Partnership Committee shall be effective if delivered to each member of the Partnership Committee by hand, telecopy or telex at least seven (7) days prior to the time of such special meeting. Actual receipt of notice by the Partnership Committee members shall not be required and notice under this Section shall be deemed received if sent to a Partnership Committee member at the address or the telecopy or telex number designated for such notices by the Partnership Committee member or communicated to the Partnership Committee member or to a responsible person at the telephone number designated for such notices by the Partnership Committee member.

(b) Notices of special meetings of the Partnership Committee shall identify the purpose of the special meeting or the business to be transacted at the special meeting; provided that the failure to specifically identify an action to be taken or business to be transacted shall not invalidate any action taken or any business transacted at a special meeting, which is specifically described in the minutes of such special meeting and such minutes are approved by the Partnership Committee members.

(c) The Partnership Committee meetings may be held at any location, within or without the United States. Members may hold a meeting of the Partnership Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

(d) Whenever notice is required to be given under this Section 3.3, a written waiver of notice, signed by the member entitled to notice, whether before or after the time of the meeting, shall be deemed equivalent to notice. A member’s attendance at a meeting shall constitute a waiver of notice of that meeting, except when the member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

3.4 Quorum for Partnership Committee Meetings; Minutes; Written Actions.

(a) Except as otherwise provided in Sections 3.2(c)(2) or 4.3, a quorum for the transaction of business at any meeting of the Partnership Committee shall consist of at least five members. No business shall be conducted unless a quorum is then present at the meeting. The Chairman of the Partnership or in his absence the Vice Chairman (if any) shall preside over meetings of the Partnership Committee.

(b) The minutes of each meeting of the Partnership Committee shall be taken by the Secretary or an Assistant Secretary of the Partnership. A transcript of such minutes shall be prepared by the Secretary or an Assistant Secretary and delivered to each Partnership Committee member, as well as to each Partner, within ten business days after such Partnership Committee meeting. The first order of business of the first Partnership Committee meeting convened after delivery of such transcript shall be its approval or modification by the Partnership Committee.

(c) Any action required or permitted to be taken at any meeting of the Partnership Committee may be taken without a meeting if all members of the Partnership Committee, either in person or by proxy, consent thereto in writing.

3.5 Required Vote.

(a) Except as otherwise provided in Sections 3.2(c)(2) or 4.3 hereof, or elsewhere herein, the vote of five members of the Partnership Committee present at any meeting shall be needed to constitute approval by, or the authorization of, the Partnership Committee.

(b) Unless otherwise specifically provided in this Agreement, no member of the Partnership Committee shall be disqualified from acting on any matter because either such member or the Partner (or an Affiliate thereof) that appointed such member is interested in the matter to be acted upon by the Partnership Committee.

3.6 Standard of Care.

(a) Each member of the Partnership Committee shall be entitled to rely on the information, opinions, reports, or statements, including financial statements, books of account and other financial data, if prepared or presented by: (i) one or more Officers or employees of JVCO; or (ii) JVCO’s legal counsel or auditors or other Persons holding themselves out as having professional or expert competence.

(b) No member of the Partnership Committee shall be liable to JVCO or any Partner for monetary damages for breach of fiduciary duty in his capacity as such, except for liability (i) for any breach of such member’s duty of loyalty to JVCO, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which such member derived an improper personal benefit.

3.7 First Meeting of the Partnership Committee.

The RBS Representatives and the WACS Representatives shall adopt resolutions at the first meeting of the Partnership Committee:

(a) ratifying and approving the WABCO Support Agreements and the RIC Support Agreements;

(b) adopting the “Standards of Business Conduct” policy attached as Schedule 3.7(b) hereto;

(c) appointing Deloitte Haskins & Sells (or its successor firm) as the independent auditing firm of JVCO for its first fiscal year; (thereafter other auditing firms may (but need not) be nominated);

(d) adopting for JVCO the accounting principles and practices currently followed by RIC with respect to its Automotive Operations;

(e) authorizing the issuance by JVCO of a purchase order to be dated February 1, 1990 to ASI for the sale by ASI and purchase by JVCO of all good and usable inventory of WABCO ABS Products and WABCO Conventional Products located at ASI’s warehouse facility at 1953 Mercer Road, in Lexington, Kentucky 40511-1021, with that understanding that such inventory (i) shall be purchased at the net book value thereof (estimated at $1.2 million) and (ii) shall be returnable to ASI for a full refund of the purchase price if, after one year from the date of purchase, such inventory has not been sold by JVCO in the ordinary course of its business;

(f) authorizing the issuance of a delegation of authority from the Partnership Committee to the General Manager;

(g) authorizing the opening of bank accounts for JVCO; and

(h) authorizing JVCO to act on behalf of, for the account of and at the direction of ASI (and at no cost to JVCO) to (i) collect the receivables and pay the payables of ASI’s North American Automotive Products Group Operations as such receivables and payables exist as of February 1, 1990, and (ii) terminate such operations’ office lease at 24901 Northwestern Highway, Southfield, Michigan and liquidate the furniture located therein.

3.8 Officers of JVCO.

(a) JVCO shall have a General Manager, a Secretary and such other Officers (any one of whom may also act as Secretary) as shall be appointed by the Partnership Committee. From time to time the Partnership Committee may establish, increase, reduce or otherwise modify responsibilities of the Officers or may create or eliminate offices as the Partnership Committee may consider appropriate. Any number of offices may be held by the same person but no Officer may take any action or execute any document on behalf of JVCO in more than one capacity. Each Officer shall hold office until his successor is appointed or until his earlier resignation, removal or death. Subject to clause (2) of Section 3.2(c) hereof, any Officer may be removed at any time by the Partnership Committee. Any Officer may resign at any time upon written notice to the Partnership Committee.

(b) The initial General Manager, Secretary and all other Officers of the Partnership shall be identified by name and office on Schedule 3.8(b) hereto. Subject to the Partnership Committee’s approval as provided in Section 3.2(c)(2) hereof, each future Officer reporting directly to the General Manager shall be nominated by the General Manager.

3.9 Indemnification. Each Partner shall indemnify any of its representatives on the Partnership Committee who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of a Partner or JVCO) by reason of the fact that such Person is or was or has agreed to become a member of the Partnership Committee, or by reason of any action alleged to have been taken in any such capacity, in accordance with such Partner’s by-laws or other document providing for the indemnification of its directors, officers, employees or agents.

IV. CAPITALIZATION

4.1 Initial Contributions. On February 1, 1990, each of RBS and WACS shall contribute, in exchange for their Partnership Interests the following amounts of cash:

RBS: U.S. $2,500,000

WACS: U.S. $2,500,000

The percentage of the aggregate capital of JVCO contributed by each Partner is 50 percent (50%). Each Partner’s interest in the Partnership shall be the percentage of the aggregate cumulative cash contributions of both Partners to the Partnership represented by the cumulative cash contribution of such Partner unless modified by mutual agreement of the Partners.

4.2 Additional Capital Contributions. Each Partner shall be required to contribute as capital up to an additional $2.4 million each to JVCO’s cash requirements (a) submitted to and approved by the Partnership Committee) during the first four (4) years after the Closing Date.

Except as otherwise permitted below, all additional capital contributions shall be made in equal proportions to maintain each Partner’s interest in the Partnership at 50 percent (50%). Any notice from the Partnership Committee to the Partners calling for additional capital contributions shall: (i) state the amount of the additional capital contribution to be made by each Partner, (ii) set forth in reasonable detail the proposed use of such additional capital contribution, and (iii) specify the date upon which such capital contributions are to be made, which date shall be at least 30 days after notice is given to each Partner. In the event that either Partner fails to make any such additional capital contribution on the date for payment set forth in such notice, the other Partner shall have the right to: (i) not make its corresponding additional capital contribution or to withdraw it if already made, or (ii) make such additional capital contribution and all or any portion of the additional capital contribution of the Partner that failed to do so, thereby creating an imbalance between the cash contributions of each Partner.

4.3 Partnership Management in the Event of an Imbalance In Cash Contributions. The following provisions shall apply in the event a Partner fails to make a cash contribution required by Section 4.2 and the other Partner makes such additional cash contribution and all or any portion of the additional cash contribution of the Partner that failed to do so, thereby creating an imbalance between the cumulative cash contributions of each Partner:

(i) If the imbalance is such that the cumulative cash contributions of either Partner is more than sixty-seven percent (67%) of the aggregate of the cumulative cash contributions of the Partners, the Partner whose cumulative cash contributions are in excess of sixty-seven percent (67%) of such aggregate may pursue the rights and remedies set forth in Article IX.

(ii) If the imbalance is such that the cumulative cash contributions of either Partner is greater than fifty percent (50%) and less than sixty-seven percent (67%) of the aggregate of the cumulative cash contributions of the Partners, the Partner whose cumulative cash contributions are greater than fifty percent (50%) and less than sixty-seven percent (67%) (the “Majority Partner”) shall require the Partner whose cumulative cash contributions are less than fifty percent (50%) and greater than thirty-three percent (33%) of the aggregate cumulative cash contributions (the “Minority Partner”) to make a cash contribution to bring the cumulative cash contributions for each Partner to fifty percent (50%) of the aggregate cumulative cash contributions within ninety (90) days from the date of such imbalance.

(iii) If the Minority Partner’s cumulative cash contributions are not restored to fifty percent (50%) of the aggregate cumulative cash contributions within such 90-day period, the management of the Partnership shall be as follows until such time as a fifty percent (50%)/fifty percent (50%) balance of the aggregate cumulative cash contributions are restored (except that such restoration shall not be permitted after two years from the date of the imbalance unless the Majority Partner specifically consents to such restoration) or the Partnership is otherwise dissolved:

(a) The Partnership Committee of JVCO shall be composed of five individuals: three of whom shall be appointed by the Majority Partner and two of whom shall be appointed by the Minority Partner.

(b) A quorum for the transaction of business at any meeting of the Partnership Committee shall consist of at least three members.

(c) The vote of three members of the Partnership Committee present at any meeting shall constitute approval by, or the authorization of, the Partnership Committee.

The foregoing provisions are intended to give the Majority Partner control of the Partnership and shall supersede all provisions inconsistent therewith as found elsewhere in this Agreement. In the event an imbalance between capital accounts occurs due to a Partner’s failure to make a cash contribution required by Section 4.2, the allocations shall be determined based on the relative cumulative cash contributions (pursuant to Section 5.2) until such time as the Minority Partner makes the required cash contribution. The restoration by the Minority Partner shall be effected by payment to the Partnership of a sum in cash equal to that portion of the cash contribution paid by the Majority Partner which exceeds the cash contribution, if any, paid by the Minority Partner less an amount equal to the imbalance of cash distributions under Section 6.1 (other than a liquidating distribution) made during the period the capital accounts were not in balance, plus interest on the difference between the Majority Partner’s cash contribution and the Minority Partner’s cash contribution (which interest payment shall not be considered a capital contribution) at the prime rate of Morgan Guaranty Trust Company of New York (on the basis of a 360 day year of 12 months, each of 30 days) from the date of such payment by the Majority Partner to the date of such restoration. Upon receipt of the Minority Partner’s payment plus interest, a payment equal to any additional cash contribution made by the Majority Partner on behalf of the Minority Partner (which distribution shall be treated as a reduction in the Majority Partner’s cash contribution) plus interest (which shall not be treated as a distribution) shall be paid by the Partnership to the Majority Partner so as to restore a fifty percent (50%)/fifty percent (50%) balance of the cumulative cash contributions of each Partner. Once the required cash contribution is made the allocations of profits and losses shall be that number which will result in an allocation of profits and losses to make the capital accounts equal.

4.4 Contributions in Excess of the Amount Required. Except as required in Section 4.2, neither Partner shall be obligated to advance or contribute as part of its partnership contribution any additional cash to JVCO, and JVCO shall not accept or require additional capital contributions from either Partner except as mutually agreed by the Partners. Notwithstanding any other provision of this Agreement, JVCO shall not incur any obligation for borrowed money for which the lender may seek recourse against either Partner or any of its respective Affiliates without the unanimous consent of both Partners. This Section 4.4 may not be modified or amended except by the unanimous consent of the Partners.

4.5 Interest on Capital Contributions. The Partners shall receive no interest on any capital contributions to JVCO, except as provided in Section 4.3 with respect to a restoration of cash by the Minority Partner.

4.6 No Priority Between Partners; No Withdrawal of Capital. No Partner shall have priority over the other Partner as to the return of its contributions to the Partnership or as to distributions made by the Partnership. No specific time has been agreed upon for the repayment of, or the payment of any return on, any such contributions. No Partner shall have the right to demand property other than cash in return for its contribution to the Partnership or as a distribution of income. Except as provided in Section 4.2 or as mutually agreed by the Partners, no Partner shall have the right to withdraw any part of its contributions to the Partnership. Each Partner shall look solely to the assets of the Partnership for the return of its contributions, and if such assets are insufficient for such purpose, neither Partner shall have any recourse against the other Partner as a result thereof.

4.7 Capital Accounts. The Partnership shall establish and maintain a capital account for each Partner in accordance with Article V and with the applicable rules and regulations under the Code. The initial capital accounts of the Partners shall be the amounts of their respective initial capital contributions to the Partnership as set forth in Section 4.1.

4.8 Adjustments to Capital Accounts. (a) Except as may otherwise be required for tax purposes under the Code, a Partner’s initial capital account shall be (i) increased by the amount of any additional capital contribution by, and any income and gain (or items thereof), including income and gain exempt from tax, allocated to, such Partner, all as computed for purposes of the books of account maintained by the Partnership pursuant to Section 5.2, and (ii) reduced by (A) the amount of any loss, charge and deduction (or items thereof), including depreciation, depletion, amortization and loss, all as computed for purposes of the books of account maintained by the Partnership pursuant to Section 5.2, allocated to such Partner, (B) the amount of any allocations to such Partner of expenditures of the Partnership not deductible in computing its taxable income and not chargeable to the adjusted basis of any Partnership property, and (C) the amount of cash and the fair market value of any other property (net of any liabilities relating to such property which such Partner is considered to assume or take subject to pursuant to Section 752 of the Code) distributed to such Partner.

4.9 Restoration of Negative Capital Accounts. If, at the closing date of a proposed transfer of all of a Partner’s Partnership Interest, pursuant to Article VIII or otherwise, such Partner has a negative capital account balance, the proposed transfer shall not be consummated unless and until such Partner makes an additional capital contribution in cash in an amount sufficient to restore such Partner’s capital account balance to zero. Similarly, in the event of the dissolution of the Partnership pursuant to Article IX, if a Partner has a negative capital account balance on the date of dissolution, such Partner shall, prior to any distribution to the Partners pursuant to Article IX and within 90 days after the date of dissolution, restore its capital account balance to zero.

4.10 Interest of Creditors. A creditor who makes a nonrecourse loan to the Partnership shall not have or acquire at any time, as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Partnership, other than as a secured creditor with respect to specific assets.

V. FINANCIAL REPORTING AND TAX MATTERS

5.1 Periodic Reports. On a monthly basis, the General Manager of JVCO shall prepare and submit to the Partnership Committee members financial statements of JVCO setting forth the results of its operations for each month and for JVCO’s Fiscal Year to date, in such detail as the Partnership Committee shall, from time to time, specify, accompanied by a letter of discussion and analysis with respect thereto. In addition, the General Manager shall prepare and submit to the Partnership Committee members, on a monthly basis, a financial forecast of JVCO in such detail as the Partnership Committee shall from time to time specify. JVCO shall submit to WACS annually when requested by WACS proforma unaudited financial statements setting forth the results of its operations as if adjusted from JVCO’s Fiscal Year to a January 1 – December 31 calendar year.

5.2 Financial Reporting Books. JVCO shall maintain financial reporting books and related records on the accrual method of accounting in accordance with United States generally accepted accounting principles applied on a basis consistent with prior periods. Such books shall include a capital account for each Partner. Upon the Restricted or Non-Restricted Transfer of a Partnership Interest, the transferee shall have the same capital account balance as the transferor. Except as otherwise provided in Section 4.3, the consolidated net income or loss, and all items of taxable income, gain, loss, deductions and credits for federal, state and local income tax purposes, of JVCO, as shown on its financial reporting books, shall be allocated between the Partners as of the end of each month in proportion to their respective cumulative cash contributions, and their respective capital accounts shall be adjusted accordingly. Upon liquidation pursuant to Section 9.2, allocations shall be made to the extent possible to equate the ratio of capital accounts to that of the ratio of cumulative cash contributions of each partner.

5.3 Income Tax Returns. JVCO shall prepare or cause to be prepared in accordance with the allocation described in Section 5.2 hereof a Schedule K-1 (or any similar successor form) and shall deliver said form to each Partner as promptly as practicable following the close of each of JVCO’s Fiscal Years, but in no event later than the day the Partnership return is required to be filed.

5.4 JVCO A Separate Entity. Tax and financial decisions (including tax elections of JVCO) shall be made without regard to the tax or financial situation of either Partner, but shall be made in a manner that would be in the best financial interest of JVCO if it were a separate tax paying entity, except as otherwise mutually agreed by both Partners.

5.5 Tax Matters Partner. The Tax Matters Partner shall be RBS, and the Tax Matters Partner shall have the rights, powers, duties and responsibilities, and the limitations thereon, described in Schedule 5.5 hereto.

5.6 Certain Tax Elections. JVCO shall make the required federal income tax elections.

5.7 Annual Audits. JVCO’s independent auditors as appointed by the Partnership Committee shall perform an annual audit of JVCO. Neither Partner nor JVCO shall impose any restrictions on the scope of such audit. Not more than sixty days after the end of each Fiscal Year of JVCO, JVCO shall furnish to each Partner a copy of its auditors’ report of such audit. JVCO’s independent auditors shall provide such additional assistance as may be necessary to satisfy the independent auditors of each Partner.

VI. DISTRIBUTIONS

6.1 Distributions. Liquidating distributions shall be made in accordance with Article IX hereof. Except as otherwise provided in the last paragraph of Section 4.3, all other distributions by JVCO shall be made to the Partners, in such amounts and at such times as shall be determined by the Partnership Committee, in proportion to the respective cumulative allocations pursuant to Section 5.2 since the later of the last distribution or the beginning of the previous Fiscal Year. If the Partnership Committee cannot agree on the amount to be distributed to the Partners and the Partnership has a positive net worth in excess of $10 million prior to such distribution and there has been a positive cash flow for at least the last six consecutive quarters, then thirty percent (30%) of the net income allocated to each Partner’s capital account for such fiscal year shall be distributed from each account. The Partnership shall not make any distribution to the extent that after giving effect to such distribution, the liabilities of the Partnership exceed the assets of the Partnership or to the extent that the distribution would create or increase a negative balance in the Partner’s capital account.

6.2 Set-offs. There may be set off against any distribution by JVCO to a Partner any undisputed amounts owing by such Partner to JVCO.

VII. RIGHTS OF AND LIMITATIONS ON PARTNERS AND THEIR AFFILIATES

7.1 Partners Not Agents. Except as otherwise permitted by the JVCO Support Agreements, neither Partner shall (i) act as an agent of JVCO or the other Partner; (ii) take any action or do any thing that would create an obligation of JVCO; or (iii) cause any third party to believe that such Partner is an agent of, or is otherwise authorized to act for or on behalf of, JVCO or the other Partner or to bind JVCO or the other Partner; provided that either Partner may identify itself as a general partner of JVCO. Without limiting the generality of the other provisions of this Section and subject to the actions permitted by the JVCO Support Agreements, neither Partner shall take any action whatsoever, or assume any obligation or responsibility, on behalf of the other Partner or JVCO, including without limitation any of the following:

(a) perform any act in violation of any applicable law or regulation;

(b) assign, transfer, pledge, compromise or release any of the claims of or debts due JVCO without causing JVCO to receive the full amount thereof;

(c) make, execute, or deliver any assignment for the benefit of creditors, or any bond, confession of judgment, guarantee, indemnity bond, note, draft or bill of exchange;

(d) cause JVCO to become a surety, guarantor or accommodation party to any obligation;

(e) assume any liability or obligation whatsoever;

(f) sell or otherwise dispose of any of the assets of JVCO, or encumber, pledge, hypothecate or subject to a security interest any assets of JVCO; or

(g) agree to do any of the foregoing.

Except as otherwise required by law, no action by a Partner in violation of this Section 7.1 shall be binding upon JVCO or the other Partner.

7.2 Access to Books and Records; Confidentiality.

(a) Each Partner and their authorized representatives may at all times during the regular business hours of JVCO have reasonable access to the books and records of JVCO to review, inspect or copy the same for proper purposes.

(b) Except as provided in paragraph (c) of this Section 7.2, any Confidential Information identified by JVCO as such shall be treated by the Partners (and their Affiliates) as confidential. Each Partner shall hold Confidential Information in strict confidence and restrict its disclosure to only such of its Affiliates, officers, employees and agents who have a proper need to know such information. Each Partner shall make all reasonable efforts and take all reasonable precautions as may be appropriate to maintain the secrecy and confidentiality of all Confidential Information (including, without limitation, obtaining the agreement of Persons to whom a Partner properly discloses Confidential Information that such Persons agree to be bound by the provisions of this Section 7.2). To the extent either Partner proposes to disclose Confidential Information to any prospective transferee of such Partner’s Partnership Interest, such Partner shall require that each prospective transferee agree in writing to be bound by such confidentiality agreement as may be approved by the Partnership Committee.

(c) Neither Partner shall be subject to paragraph (b) of this Section 7.2 to the extent that: (i) such Partner or any of its Affiliates is required by law (including, without limitation, any requirement under the Securities Act of 1933 or the Securities Exchange Act of 1934 or any regulations promulgated thereunder), in the reasonable judgment of counsel to such Partner, to make disclosure of information relating to JVCO, (ii) any information is or becomes publicly available without breach of that Partner’s obligations of secrecy or confidentiality to JVCO or (iii) such information ceases to be Confidential Information as defined in Section 1.1(h).

7.3 Dispute Resolution For All Matters Except for the Appointment of the General Manager

The following procedures shall apply with respect to any dispute or difference between the Partners involving JVCO, except for a dispute or impasse involving the appointment of the General Manager, which shall be resolved in accordance with the procedures set forth in Section 7.4.

(a) In the event of any dispute (whether or not such dispute involves a cause of action or claim for relief within the jurisdiction of a court of law or equity) between the

Partners relating to or arising out of any provision of this Agreement, the Formation Agreement or any of the support agreements identified herein, each Partner shall promptly designate one or more representatives, and the respective representatives of the Partners shall meet promptly in an effort to resolve the dispute extrajudicially.

(b) If the dispute is not resolved as a result of such meeting, the dispute shall be referred to a member of the senior management (which shall mean the Chairman of the Board, President or any Vice President of RIC or ASI, as the case may be) of each Partner’s parent organization within ten days after the meeting prescribed in paragraph (a).

(c) A member of each senior management shall meet with his counterpart to attempt to resolve the dispute within thirty (30) days after the dispute has been referred to them as prescribed in paragraph (b).

(d) Prior to the meeting of the members of the senior management, the Partners shall exchange written summaries of the issues and the underlying evidence relating to the dispute. The disputing Partner shall submit its written summary to the other Partner not less than 20 days before the meeting of the members of senior management. This submission shall set forth the basis of the dispute and identify the member of senior management authorized to resolve the dispute on its behalf. Within ten (10) days thereafter, the other Partner shall submit its written summary to the disputing Partner. This submission shall respond to the matters raised in the written summary provided by the disputing Partner and identify the member of senior management authorized to resolve the dispute on its behalf.

(e) If the dispute is not resolved by the senior management, the dispute or difference shall be settled by arbitration in accordance with the Center for Public Resources

Rules for Non-Administered Arbitration of Business Disputes by three arbitrators, of whom each party shall appoint one. The arbitration shall be held in the city or county where the Partnership has its principal office and shall be governed by the United States Arbitration Act, 9 U.S.C. §1-16, and judgment upon the award rendered by the Arbitrators may be entered by any court having jurisdiction thereof. In no event shall the arbitrators award punitive, consequential or treble damages, unless such damages have been awarded in connection with a product liability claim arising under Section 10.1 or another third party claim and the arbitration is to apportion liability between and among JVCO and each Partner.

(f) A request for interim measures by a party to a court as permitted by Section 10.3 shall not be deemed incompatible with the agreement to arbitrate or as a waiver of that agreement.

7.4 Dispute Resolution for Matters Involving the Appointment of the General Manager.

(a) In the event the office of the General Manager of the Partnership should become vacant and a successor General Manager has not been appointed by the Partnership Committee in the ordinary course of business, a special meeting of the Partnership Committee shall be called promptly in accordance with Section 3.3 of the Agreement to nominate and appoint a successor General Manager. Prior to such special meeting, the Partners shall discuss and evaluate candidates for the office of General Manager.

(b) The special meeting of the Partnership Committee shall be held not later than fifteen (15) days after the vacancy has occurred. If a new General Manager is not appointed at such meeting, the Partners shall each identify the candidate that they believe is most qualified to hold the office of General Manager. All such candidates shall have experience as senior managers in the automotive industry and shall have expressed their willingness to serve as General Manager. The name and qualifications of the RBS candidate and the WACS candidate shall then be transmitted to a member of the senior management (which shall mean the Chairman of the Board, President or any vice president of RIC or ASI, as the case may be) of each Partner’s parent organization promptly after the special meeting of the Partnership Committee.

(c) A member of each senior management shall meet with his counterpart to evaluate each candidate within fifteen (15) days after the special meeting of the Partnership Committee to attempt to resolve the issue of succession of the General Manager by mediation between the Partners.

(d) If the issue is not resolved by the senior management by the mediation procedures prescribed in paragraph (c) above, the Partners shall appoint a neutral advisor who shall within fifteen (15) days after his appointment submit to the Partners a written opinion as to which of the two candidates nominated would be best qualified to serve as the General Manager of the Partnership. Each Partner agrees that upon receipt of the neutral advisor’s written opinion that it will cause its representatives to vote in favor of the candidate so selected by the neutral advisor at the next special meeting of the Partnership Committee. If the Partners cannot agree on the selection of a neutral advisor, the Center for Public Resources shall select a neutral advisor. The fees and expenses of the neutral advisor shall be apportioned equally to each side.

(e) The office of General Manager shall not be vacant for more than sixty (60) successive days.

VIII.    TRANSFER OF PARTNERSHIP INTEREST

8.1 Non-Restricted Transfers Permitted. A Non-Restricted Transfer by a Partner of not less than all of its Partnership Interest may be made at any time upon such Partner’s immediate notification in writing to the other Partner and to JVCO of the identity of the transferee and the effective date thereof.

8.2 Consent Required for a Restricted Transfer. Neither Partner shall make a Restricted Transfer of any portion of its Partnership Interest during the five-year period immediately following the Closing Date without the prior written approval of the other Partner; thereafter, either Partner may make a Restricted Transfer of not less than all of its Partnership Interest, but only upon compliance with and pursuant to the provisions of this Article VIII.

8.3 Non-transferring Partner’s Right of First Refusal.

(a) A Partner (the “Offering Partner”) proposing to make a Restricted Transfer of its entire Partnership Interest (the “Offered Interest”) shall first (i) give notice to the other Partner (the “Offered Partner”) of the price and all other terms and conditions of transfer and sale of the proposed Offered Interest and (ii) offer to sell the Offered Interest to the Offered Partner at the price and on such terms and conditions included in the notice (the “Initial Offer”). Not more than sixty (60) days after receipt of the Initial Offer, the Offered Partner may accept the Initial Offer or propose modifications in any of the terms thereof by giving written notice of acceptance or of such proposed modifications to the Offering Partner.

(b) If the Offered Partner does not accept the Offered Interest pursuant to the terms notified under paragraph (a) of this Section 8.3, or if the Partners do not reach an agreement on any modification of such terms within thirty (30) days after the sixty (60) day period specified in said paragraph (a), then the Partners shall appoint an investment banker to value the Offered Interest. The fees of such investment banker shall be apportioned equally to each side. If the Partners do not reach an agreement within fifteen (15) days after receipt of the opinion of the investment banker, the Offered Interest may be offered by the Offering Partner to a third-Person purchaser at a price and on terms and conditions that are no more favorable to such third Person than those stated in the Initial Offer. Prior to consummating any purchase of the Offered Interest by such third Person, the Offering Partner shall give notice to the Offered Partner of (i) the identity of such third Person, (ii) the proposed sale price of the Offered Interest, and (iii) the other terms and conditions of transfer and sale of the Offered Interest (the “Second Offer”). Not more than thirty (30) days after receipt of the Second Offer, the Offered Partner may accept the Second Offer by giving written notice of acceptance to the Offering Partner. If the Offered Partner does not accept the Second Offer, the Offering Partner may make a Restricted Transfer of the Offered Interest to the third Person that was identified in the Second Offer, at the price and on the terms and conditions described in the Second Offer. If the Restricted Transfer to the third Person described in the immediately preceding sentence is not consummated within the sixty (60) day period following the Offered Partner’s receipt of the Second Offer, the Offering Partner shall not make any Restricted Transfer without effecting a new Initial Offer under Section 8.3(a). The Offering Partner shall not make any Restricted Transfer of the Offered Interest to a different Person, or at a different price or subject to different terms or conditions, until the Offering Partner has again complied with all the provisions of this Section 8.3. Notwithstanding anything else in this Agreement to the contrary, the Offering Partner may not make a Restricted Transfer to a Person that directly or indirectly competes with the Offered Partner’s automotive products business, without first obtaining the express written consent of the Offered Partner.

(c) In the case of a transfer of an interest in the Partnership permitted by this Article at any time other than the end of a fiscal year of the Partnership, the distributive shares of the various items of income, gain, loss, deduction, and credit of the Partnership with respect to the fiscal year during which such transfer is made, shall be prorated between the transferor and transferee based on the books of account of the Partnership as of the accounting month end immediately prior to such transfer.

(d) Notwithstanding anything contained in this Agreement or any RIC Support Agreement to the contrary, if WACS (or its Affiliate) is the Offered Partner and it purchases the Partnership Interest of RBS, RIC agrees that so long as WACS and/or any of its Affiliates desire to continue the Business of JVCO, RIC will maintain in full force and effect (but on a nonexclusive basis for any period after the fifth anniversary date of such purchase with an appropriate reduction in royalty payments) the RIC License and Technical Assistance Agreement with respect to technology developed by RIC and licensed to JVCO up to the date of purchase by WACS or its Affiliate, it being understood and agreed that the inclusion of any technology thereafter developed by RIC shall only be licensed upon such terms and conditions as shall be satisfactory to RIC. Notwithstanding anything contained in this Agreement or any WABCO Support Agreement to the contrary, if RBS (or its Affiliate) is the Offered Partner and it purchases the Partnership Interest of WACS, WABCO agrees that so long as RBS and/or any of its Affiliates desire to continue the Business of JVCO, WABCO will maintain in full force and effect (but on a nonexclusive basis for any period after the fifth anniversary date of such purchase with an appropriate reduction in royalty payments) the WABCO License and Technical

Assistance Agreement with respect to technology developed by WABCO and licensed to JVCO up to the date of purchase by RBS or its Affiliate, it being understood and agreed that the inclusion of any technology thereafter developed by WABCO shall only be licensed upon such terms and conditions as shall be satisfactory to WABCO. The foregoing obligations of RIC and WABCO, respectively, shall cease in the event (i) the continuing Partner admits a new partner to the Partnership or (ii) there is a change in control of the continuing Partner and the Person who controls the continuing Partner directly or indirectly competes with the automotive products business of RIC or WABCO, as the case may be.

8.4 Compliance with Laws. A Partner proposing to make a Restricted Transfer of its Partnership Interest and the proposed transferee shall obtain (at their sole cost and expense, but with all reasonable cooperation from JVCO) any waivers, consents or approvals from any third Person (including any United States, Canadian or Mexican federal, state, provincial or local government or governmental authority) which may be necessary in connection with the proposed Restricted Transfer and the admission of the proposed transferee as a Partner. The Partnership Committee or the non-transferring Partner may require that the transferring Partner and the proposed transferee provide opinions of counsel or other reasonable assurances to JVCO that the Restricted Transfer does not violate any law applicable to JVCO, the transferor Partner or the proposed transferee, including without limitation the Securities Act of 1933.

8.5 Transfer of Partnership Interest and Admission of New Partner.

(a) A Restricted Transfer of a Partnership Interest shall become effective only upon compliance with all provisions of this Article VIII. The Person acquiring the Transferee Interest so transferred, if not already a Partner, shall be admitted as a Partner and shall have the same capital account and membership on the Partnership Committee as the transferor Partner, and shall have all the rights and all of the obligations of a Partner hereunder.

(b) Upon compliance with the provisions of this Article VIII, the Restricted Transfer of a Partnership Interest shall not require any further act or consent from the non-transferring Partner.

8.6 Noncomplyinq Transfers Void. Any attempted Restricted Transfer by a Partner of its Partnership Interest not in accordance with the provisions of this Article VIII or any attempted pledge, hypothecation, encumbrance or grant of a security interest in all or any portion of a Partnership Interest shall be void and of no effect.

IX.    DISSOLUTION

9.1 Dissolution. Each Partner covenants and agrees with the other that, except as expressly permitted by this Agreement, such Partner will not voluntarily attempt to withdraw from or dissolve the Partnership created hereby. The Partnership shall be dissolved upon the occurrence of any of the following:

(i) the expiration of the term of JVCO;

(ii) The effectiveness in accordance with its terms of an instrument of dissolution executed by or on behalf of all the Partners who have not transferred their Partnership Interests;

(iii) a final determination by a competent authority with jurisdiction over the matter that it is unlawful for the Business to be carried on or for the Partners to carry on the Business in a partnership;

(iv) the filing by the Partnership, WABCO, ASI or RIC, or by either Partner (the “Debtor”), of a voluntary petition in bankruptcy or any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under federal bankruptcy law, as amended, or any other applicable law relating to bankruptcy, insolvency, or relief for debtors, or the admission in writing of a Debtor of its inability to pay debts as they mature, or the making by a Debtor of an assignment for the benefit of creditors or the taking of similar action for the benefit of creditors; or the entry by a court of competent jurisdiction of an order, judgment, or decree approving a petition filed against a Debtor seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under federal bankruptcy law, as amended, or any other applicable law relating to bankruptcy, insolvency, or other relief for debtors, and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom, provided, however, that any of the foregoing acts, filings or petitions, by or against a Debtor would have a material adverse effect on the Partnership;

(v) a decree of court under the DGPL;

(vi) the sale, abandonment, or other disposition by the Partnership of all or substantially all of its assets, business or properties;

(vii) the dissolution or termination of existence of either Partner if such dissolution or termination is not effected in connection with a Non-Restricted Transfer;

(viii) if at any time the cumulative cash contributions of either Partner shall be more than 67% of the aggregate cumulative cash contributions of the Partners for a period of more than ninety (90) days, at the election of such Partner by written notice given to the other Partner at any time after the expiration of such ninety (90) day period and effective not less than an additional ninety (90) days after the giving of such notice; or

(ix) any other act or occurrence (whether or not in contravention of this Agreement) that would under provisions of the DGPL cause a dissolution of JVC0.

9.2 Winding Up and Liquidation.

(a) In the event of a dissolution of the Partnership, a liquidator (the “Liquidator”) shall be appointed by unanimous agreement of the Partners within sixty (60) days after the date of dissolution, failing which the Liquidator will be appointed by the senior partner (or any similar official) of the firm of certified public accountants most recently retained as auditors of the Partnership. Either Partner may be appointed as the Liquidator with the concurrence of the other Partner.

(b) The Liquidator shall proceed to liquidate the assets of the Partnership, wind up its affairs, and apply and distribute the proceeds in the following order of priority:

(i) To the payment of the debts and liabilities of the Partnership and the expenses of liquidation in the order of priority as provided by law and to the establishment of any reserves which the Liquidator shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations, which reserves may be retained by the Liquidator or paid over by the Liquidator to a bank, trust company or a firm of lawyers to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and at the expiration of such period as the Liquidator shall deem advisable, of distributing the balance in the manner as herein provided.

(ii) To the payment to the Partners of any remaining balance in their respective capital accounts as determined after taking into account all capital account adjustments for the Partnership taxable year during which the liquidation occurs and any contributions made pursuant to Section 9.2(c).

(c) If, at the date of dissolution, either Partner’s capital account balance is in a negative amount, such Partner must prior to any distribution pursuant to Section 9.2(ii) to the Partners and within ninety (90) days of the date of dissolution, restore its capital account to zero.

(d) A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of its liabilities to enable the Liquidator to minimize any costs attendant upon such a liquidation. The provisions of Section 5.2 hereof relating to the allocation of income, gain, losses depreciation and deductions shall be applicable during the period of liquidation.

(e) The Liquidator shall furnish each Partner with a statement audited by the independent firm of certified public accountants then retained as auditor of the Partnership, showing the financial results of the operations of the business for the period from the date of dissolution and showing the manner in which the proceeds of liquidation of the Partnership have been distributed.

(f) Nothing contained herein shall be interpreted or construed as preventing the Liquidator, in the event of liquidation hereunder, from selling the Partnership assets to either Partner; provided, however, that unless the other Partner shall agree otherwise, such purchasing Partner shall pay the purchase price therefor in cash in an amount no less than the fair market value for such assets, as determined by an independent appraiser who shall be appointed by the Liquidator.

9.3 Avoidance of Dissolution.

(a) In the event of the service of notice of dissolution of the Partnership pursuant to Section 9.1(viii) hereof, the Partner upon which such notice is served (the “Dissenting Partner”) may, by notice in writing to the other Partner (the “Dissolving Partner”) within twenty (20) days after service of notice of dissolution, elect to make within seventy (70) days after such service a capital contribution to the Partnership in the amount hereinafter specified. Upon receipt by the Partnership of the contribution such notice of dissolution shall be automatically rescinded, and the Partnership shall not then be dissolved. The amount of the capital contribution required to avoid dissolution pursuant to this section shall be that amount required to increase the invested capital of the Dissenting Partner above thirty-three percent (33%) of the aggregate invested capital of the Partners. If the capital contribution required to avoid dissolution pursuant to this section shall not have been made within seventy (70) days after service of the notice of dissolution, the Partner failing to avoid dissolution shall be required to deliver within ten (10) days after the expiration of the seventy (70) day period the notice constituting an Initial Offer under Section 8.3, provided that if such offer shall not be accepted with the period prescribed in such Section 8.3 or the Partners do not reach an agreement on any modification of its terms as contemplated by the procedures set forth in Section 8.3(b), the Partnership shall be dissolved in accordance with Section 9.2 hereof.

(b) In the event of the occurrence of an event giving rise to dissolution pursuant to Section 9.1(iv) or 9.1(vii) related to an act, omission or condition of a Partner, the Partner which did not cause such occurrence by reason of any act, omission or condition may by notice in writing to the other Partner within twenty (20) days after such act, omission or condition elect to require the other Partner to deliver within ten (10) days thereafter the notice constituting an Initial Offer under Section 8.3, provided that if such offer shall not be accepted within the period prescribed in such Section 8.3 or the Partners do not reach an agreement on any modification of its terms as contemplated by the procedures set forth in Section 8.3(b), the Partnership shall be dissolved in accordance with Section 9.2.

X.    GENERAL PROVISIONS

10.1 Product Liability Claims. JVCO shall be primarily responsible for the investigation and defense of product liability claims (being claims for injury to persons or loss of or damage to property) involving JV Products sold by JVCO after the Closing Date, but shall consult with each Partner and the respective insurance carriers of each Partner and its Affiliates with respect to the defense of any such claim. JVCO shall employ such agents, investigators, engineers, attorneys, experts and the like as may be necessary or desirable for the efficient and effective investigation and defense of any such claim. JVCO shall consider utilizing the technical assistance and support available from each Partner in the defense of any such claim and the Partners agree that such assistance and support will be available to JVCO on mutually agreed terms and conditions. Defense counsel retained by JVCO (or either Partner or its respective Affiliate) for the defense of product liability claims shall be experienced in the defense of such claims, reasonably acceptable to JVCO and each Partner and the respective insurance carriers of each Partner and its Affiliates and instructed to represent the collective interests of JVCO, the Partners and their respective Affiliates in the defense of any such claim. Each party agrees that it will cooperate with the others in the defense of any such claim. Promptly after the dismissal, settlement or final judgment with respect to a product liability claim, JVCO and each Partner shall apportion any liability, penalty, claim, cost or expense (including attorneys’ fees and the cost of settlement and investigation of any such claim) between and among JVCO and each Partner pursuant to the principles set forth in Section 10.2. In the event that an amicable apportionment cannot be agreed upon, the dispute resolution procedures set forth in Section 7.3 shall be employed.

10.2 Product Liability Indemnification. WABCO shall indemnify and hold RIC, its Affiliates and JVCO harmless from and against any liability, penalty, claim, action, demand, reasonable cost or expense (including reasonable attorneys’ fees and the cost of settlement and investigation of any such claim) which is attributable to (i) the design or failure of a WABCO ABS Product or WABCO Conventional Product sold by WABCO or ASI prior to the Closing Date, or (ii) the design or failure of a WABCO ABS Product or a WABCO Conventional Product sold by JVCO after the Closing Date, but only to the extent that such failure is not attributable to any act of JVCO, RIC, a third party or any of their employees, agents or contractors (other than WABCO). Notwithstanding the cause of the failure, WABCO may agree to indemnify JVCO and RIC. RIC shall indemnify and hold WABCO, its Affiliates and JVCO harmless from and against any liability, penalty, claim, action, demand, reasonable cost or expense (including reasonable attorneys’ fees and the cost of settlement and investigation of any such claim) which is attributable to (i) the design or failure of an RIC Product sold by RIC prior to the Closing Date, or (ii) the design or failure of any RIC Product sold by JVCO after the Closing Date, but only to the extent that such failure is not attributable to any act of JVCO, WABCO, a third party or any of their employees, agents or contractors (other than RIC). Notwithstanding the cause of the failure, RIC may agree to indemnify JVCO and WABCO.

10.3 Preservation of Partnership Opportunity.

(a) So long as either Partner (or its Affiliate) retains its Partnership Interest, such Partner and its Affiliates shall not engage, directly or indirectly, anywhere in the Territory in any aspect of the Business, except as expressly authorized by JVCO. If either Partner withdraws from JVCO for any reason, by a Restricted Transfer of its Partnership Interest or otherwise (except as a result of a liquidation of JVCO by mutual agreement of WACS and RBS or as a result of a Non-Restricted Transfer by or of the withdrawing Partner to its Affiliate), such Partner and its Affiliates shall not, directly or indirectly, engage for five (5) years following its withdrawal anywhere in the Territory in any aspect of the Business, as then conducted by JVCO at the time of such withdrawal, and such Partner (and its Affiliates) shall (if and to the extent requested by the non-withdrawing Partner) continue in effect for the first two (2) years of such five (5) year period all Support Agreements of such withdrawing or transferring Partner and its Affiliates (except that the withdrawing or transferring Partner’s license and technical assistance agreements shall continue in effect in accordance with Section 8.3(d)), other than such Partner’s Trademark License Agreement, which shall terminate in accordance with its terms. Nothing contained in this section shall prevent (i) either Partner or any of its respective Affiliates from continuing to develop, market, manufacture, service and sell automotive components not included in the definition of JV Products (e.g., air actuation chambers and slack adjusters), (ii) either Partner or any of its respective Affiliates from merging with, or acquiring part or all of the business of, any other entity which is and thereafter continues to be engaged in a business that is competitive with the Partnership Business in the Territory if such competitive business is an incidental (but not the principal) part of the business (or part thereof acquired) of such other entity provided that such Partner or its Affiliate shall promptly thereafter offer to sell such competitive business to the Partnership at such price (which may be established by an investment banker) and on such other terms and conditions as such Partner and its Affiliate may choose and if the Partnership shall reject or not accept within sixty (60) days such offer, such Partner or its Affiliate shall sell such competitive business within a reasonable period of time to a third party on such terms and conditions as may be negotiated, or discontinue that portion of such business that competes with the Partnership, or (iii) any investment by, or interest of, either Partner or its respective Affiliates in the securities of any corporation whose securities are listed for trading on a national stock exchange or traded in the over-the-counter market, (a) if such investment or interest does not exceed five percent of the outstanding securities of any class of securities of such a corporation, or (b) regardless of the size of such Partner’s or its respective Affiliate’s investment in such corporation, if only an immaterial part of the business of such corporation is competitive with that of the Partnership Business.

(b) It is expressly understood and agreed by the Partners that although they consider the restrictions contained in Section 10.3(a) above to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of JVCO, if a final determination is made by the arbitrators appointed under Section 7.3 that the time or geographic scope or any other restriction contained in said Section 10.3(a) is an unenforceable restriction on the activities of either Partner or its Affiliates, the provisions of said Section shall not be rendered void but shall be deemed amended to apply as to such maximum time and geographic scope and to such other extent as determined to be reasonable. Alternatively, if it is found that any restriction contained in Section 10.3(a) hereof or any remedy provided in Section 10.3(c) hereof is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

(c) Each Partner acknowledges and agrees that the remedy at law of a Partner and its Affiliates (the “Enforcing Partner”) for a breach or threatened breach of any of the provisions of Sections 10.3(a) or (b) hereof by the other Partner or its Affiliates (the “Breaching Partner”) may be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by the Breaching Partner of any of the provisions of said Sections 10.3(a) or (b), the Enforcing Partner, without posting any bond, may seek equitable relief from a court while pursuing the dispute resolution procedures set forth in Section 7.3, and the Breaching Partner agrees not to oppose any such request for equitable relief. The waiver by the Enforcing Partner of a breach of any provision of this Section 10.3(c) or of Sections 10.3(a) or (b) hereof by the Breaching Partner shall not operate or be construed as a waiver of a breach of any other provision of this Section 10.3(c) or of Sections 10.3(a) or (b) hereof or of any subsequent breach by the Breaching Partner.

(d) The provisions of Sections 10.3(a), (b) and (c) hereof are for the benefit of the Enforcing Partner and JVCO, and may be enforced by either or both of them.

10.4 Waivers. Any waiver of any breach of or failure to comply with any provision of this Agreement shall be in writing and approved by the Partner which is not in non-compliance with or breach of this Agreement. Any such waiver shall be strictly construed and shall not be interpreted as or constitute a continuing waiver of the relevant provision or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

10.5 Assignment. The duties imposed upon the Partners by this Agreement shall be binding upon their successors and permitted assigns. Except for a Non-Restricted Transfer or a Restricted Transfer pursuant to Article VIII hereof, neither Partner shall assign any rights granted to it nor delegate any duties imposed on it by this Agreement nor, voluntarily or involuntarily, sell, assign, transfer or otherwise dispose of or pledge, hypothecate, encumber or subject to any security interest all or any part of its Partnership Interest.

10.6 Notices. Except as may be otherwise provided in Section 3.1(c) or 3.3(a), all notices, requests, waivers and consents under this Agreement directed to either Partner or JVCO shall be in writing and shall be effective upon receipt, if delivered by hand, telecopy or telex, addressed to such Partner or JVCO; provided that copies of any notice, request or consent directed to JVCO hereunder shall also be furnished to each Partner. All notices, requests and consents hereunder shall be addressed or directed as follows:

If to RIC or RBS, to them at:

Rockwell International Corporation

Automotive Operations

2135 West Maple Road

Troy, MI 48084

Attention: President, On-Highway Products

With a copy to:

Rockwell International Corporation

600 Grant Street

Pittsburgh, PA 15219

Attention: Office of the General Counsel

If to ASI or WACS, to them at:

American Standard Inc.

40 West 40th Street

New York, NY 10018

Attention: Secretary

With a copy to:

WABCO Automotive Products Group

Boulevard du Souverain 348 B.1

1160 Brussels, Belgium

Attention: Vice President and Group Executive

If to JVCO, to it at:

Rockwell WABCO Vehicle Control Systems

2135 West Maple Road

Troy, MI 48084

Attention: General Manager

or to such other address or to such other Person as either Partner shall have last designated by notice to JVCO and the other Partner or as JVCO shall have last designated by notice to both Partners.

10.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

10.8 Governing Law; Construction.

(a) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.

(b) The headings of the Articles and Sections of the Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part of this Agreement.

(c) Unless otherwise specifically stated, references in this Agreement to Sections, Articles or Exhibits refer to the Sections, Articles and Exhibits of this Agreement.

(d) Nothing in this Agreement is intended to or shall be construed to give any third Person (other than one who is a transferee of a Partnership Interest pursuant to a Non-Restricted Transfer or a Restricted Transfer pursuant to and in compliance with Article VIII hereof) any rights under this Agreement. No right to indemnification provided by this Agreement is intended to or shall be construed to limit any right to indemnification provided by law or any other agreement.

(e) If any provision of this Agreement shall be deemed or declared to be unenforceable, invalid or void, the same shall not impair any of the other provisions of this Agreement, which shall be enforced in accordance with their respective terms. The Partners intend that each provision of this Agreement be enforced to the maximum extent permissible under applicable law and, should any provision of this Agreement be unenforceable because of its scope or the time period covered, the provision shall be deemed to be reduced and limited to enable the provision to be enforced to the maximum permissible extent under the laws and public policies applied in the jurisdiction in which enforcement is sought.

10.9 Further Assurances.

(a) Each Partner agrees, from time to time when and as requested by JVCO, to make, execute, swear to, acknowledge, verify, deliver, file, record and publish any or all of the following:

(i) all documents, certificates or other instruments (including, without limitation, fictitious name certificates and trade name certificates) which may be required to be filed by JVCO under the laws of the State of Delaware or of any other state or jurisdiction in which JVCO shall transact business;

(ii) all documents, certificates or other instruments which may be required or reasonably considered advisable to continue JVCO under any applicable law, or to constitute a successor partnership under any provision of this Agreement; and

(iii) all documents, certificates or other instruments which may be required or reasonably considered advisable by JVCO to be filed under the laws of the State of Delaware and of any other state or jurisdiction in which JVCO shall do business in order to substitute a Partner for a Partner transferring its Partnership Interest pursuant to this Agreement, or to admit a substituted or successor Partner pursuant to Article VIII of this Agreement.

(b) The covenant of Section 10.9(a) hereof shall survive the delivery of an instrument by any Partner transferring its Partnership Interest to effectuate such transfer.

10.10 Waiver of Right to Partition. Except to the extent provided by Section 9.2(b) hereof, each Partner waives any rights to partition of any assets of JVCO and, to that end, shall not seek or be entitled to any partition of an asset of JVCO, whether by means of physical partition, judicial sale or otherwise.

10.11 Amendment. No provision of this Agreement shall be amended without the unanimous written consent of both Partners.

10.12 Investment Representation. Each Partner represents and warrants to the Partnership that each is acquiring its interest in the Partnership for investment and not with a view to the transfer, resale or distribution thereof and that its interest shall not be transferred, sold or disposed of in violation of any applicable securities law or regulation.

10.13 Expenses. Each of the parties hereto shall bear and pay, without any right of reimbursement from any other party, all costs, expenses and fees incurred by it or on its behalf incident to the preparation, execution and delivery of this Agreement and the performance of such party’s obligations hereunder, whether or not the transactions contemplated by this Agreement are consummated, including, without limitation, any broker’s or finder’s fees and the fees and disbursements of attorneys, accountants and consultants (including investment banking advisors) employed by such party.

10.14 Entire Agreement. This Agreement, together with the schedules and the exhibits thereto, sets forth the entire understanding of the parties hereto with respect to its subject matter, and merges and supersedes all prior and contemporaneous understandings with respect to its subject matter.

IN WITNESS WHEREOF, each of the Partners has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

ROCKWELL BRAKE SYSTEMS, INC.

By:	/s/ R. L. Roudebush
R. L. Roudebush
Title:	President

WABCO AUTOMOTIVE CONTROL SYSTEMS, INC.

By:	/s/ H. Hinrichs
H. Hinrichs
Title:	President

Amendment No. 1

to

Partnership Agreement Dated January 9, 1990

between WABCO Automotive Control Systems Inc.

and Rockwell Brake Systems, Inc.

Pursuant to Section 10.11 of the above-captioned Partnership Agreement, WABCO Automotive Control Systems, Inc. and Rockwell Brake Systems, Inc. do each hereby consent to the deletion of Section 3.1(c) of said Agreement and the substitution therefor of the following new Section 3.1(c), which differs from the Section 3.1(c) being deleted in the respects indicated by the markings set forth below, such amendment to become effective as of the date hereof:

Each Partnership Committee member shall serve until (i) his successor is designated by the Partner which appointed him or (ii) his earlier resignation or death, or his removal by such Partner. Any member of the Partnership Committee may resign at any time upon written notice to the Partner that appointed him. Subject to the limitations set forth in Section 3.1(a), each Partner may, without the approval or consent of the other Partner and without any condition or restriction whatsoever, select, designate, appoint, remove and replace at any time any one or all of its Representatives on the Partnership Committee or, without replacing any of its Representatives, appoint a person who is not one of its Representatives to act for such Representative at any regular or special Partnership Committee meeting or in connection with any action of the Partnership Committee taken without a meeting by unanimous written consent. Any [s]uch selection, designation, appointment, removal or replacement shall be effective as between the Partners upon receipt by the other Partner of written notice from the Partner taking such action.

This Amendment No. 1 may be executed in several counterparts with the same effect as if the signatures were shown on one document.

IN WITNESS WHEREOF, WABCO Automotive Control Systems Inc. and Rockwell Brake Systems, Inc. have caused this Amendment No. 1 to be executed by their duly authorized officers this 29th day of May, 1990.

ROCKWELL BRAKE SYSTEMS, INC.		WABCO AUTOMOTIVE CONTROL SYSTEMS INC.

By:	/S/ R.L. ROUDEBUSH	By:	/S/ FREDERICK W. JAQUA
[Name]	R.L. Roudebush	[Name]	Frederick W. Jaqua
[Title]	President	[Title]	Vice President and Secretary

AMENDMENT NO. 2 TO PARTNERSHIP AGREEMENT

THIS AMENDMENT NO. 2 TO PARTNERSHIP AGREEMENT (this “Amendment”) is entered into as of this 10th day of May, 2006 between WABCO Automotive Control Systems, Inc. (“WACS”) and ArvinMeritor Brake Holdings, Inc., successor-in-interest to Rockwell Brake Systems, Inc. (“ArvinMeritor”).

W I T N E S S E T H:

WHEREAS, WACS and ArvinMeritor entered into an agreement as of January 9, 1990, as amended (the “Partnership Agreement”), whereby WACS and ArvinMeritor agreed to operate a joint venture company, Rockwell WABCO Vehicle Control Systems (now known as Meritor WABCO Vehicle Control Systems, and hereinafter referred to as “JVCO”), to market and sell antilock and conventional braking systems, and other products, for the North American markets for medium and heavy-duty trucks, buses and trailers; and

WHEREAS, based upon various discussions between Affiliates of WACS and ArvinMeritor and their respective customers regarding customers’ current needs, and the desire of WACS and ArvinMeritor to find the best way to address the current needs of their respective customers, WACS and ArvinMeritor have decided that those customers’ current needs can best be served by authorizing JVCO to offer and sell certain air disc brake products manufactured and sold by Affiliates of WACS and/or ArvinMeritor which JVCO is not currently authorized to offer and sell pursuant to the terms of the Partnership Agreement; and

WHEREAS, the Affiliates of WACS and ArvinMeritor on an ongoing basis continually assess the needs of their respective customers and, as a result of those assessments, WACS and ArvinMeritor wish to amend the Partnership Agreement to authorize JVCO to offer and sell certain air disc brake products through JVCO subject to the terms set forth in this Amendment, including the requirement for WACS and ArvinMeritor periodically to reassess the efficacy of this Amendment in addressing their respective customers’ needs:

NOW, THEREFORE, in consideration of the premises set forth herein, and in the Partnership Agreement, and intending to be legally bound thereby, it is agreed as follows:

1.	Section 1.1(e) of the Partnership Agreement, “Business”, is hereby amended as follows—In Line 6, delete the word “and,” and add, to the end of this paragraph, the following:

“; and the WACS Air Disc Brake Supply Agreement, the WACS Air Disc Brake License and Technical Assistance Agreement, the ArvinMeritor Air Disc Brake Supply Agreement and the ArvinMeritor Air Disc Brake License and Technical Assistance Agreement;”

2.	Section 1.1(r) of the Partnership Agreement, “JV Products”, is hereby amended as follows—Add, to the end of this paragraph, the following:

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“The term “JV Products” shall also include, for purposes of this Agreement, the Air Disc Brake Products (as that term is defined below).”

3.	Section 1.1 of the Partnership Agreement is hereby amended as follows—Add the following new subsection (vv) to the end of Section 1.1:

“Air Disc Brake Products” shall mean those designs, types and models of air disc brake products (including calipers, rotors, and brake pads) which are manufactured, sold or offered for sale as of the date of this Amendment by either of the Partners and their respective Affiliates or are offered for sale by either of the Partners and their respective Affiliates during the term of this Amendment. Those Air Disc Brake Products that are currently manufactured and/or sold by WACS and its Affiliates are set forth and described on Schedule 1.1(vv-1), which schedule shall be revised from time-to-time to reflect the addition of other air disc brake products that are offered for sale by WACS and its Affiliates during the term hereof, all of which are hereinafter referred to as the “WABCO Air Disc Brake Products” and those Air Disc Brake Products that are currently manufactured and/or sold by ArvinMeritor and its Affiliates are set forth and described on Schedule 1.1(vv-2), which schedule shall be revised from time-to-time to reflect the addition of other air disc brake products that are offered for sale by ArvinMeritor and its Affiliates during the term hereof, all of which are hereinafter referred to as the “ArvinMeritor Air Disc Brake Products”. The Air Disc Brake Products shall also include any improvements of and/or substitutes for any of the Air Disc Brake Products listed on Schedules 1.1(vv-1) and (vv-2) that are offered for sale by either party during the term of this Amendment, but shall not include any air disc brake products offered as aftermarket parts as contemplated in Section 10.3(a)(iv).

4.	Section 5.2 of the Partnership Agreement, “Financial Reporting Books”, is hereby amended as follows—Revise the fourth sentence of this Section to read, “Except as otherwise provided in Section 4.3 and in Section 6.3, the consolidated net income or loss, and all items of taxable income, gain, loss, deductions and credits for federal, state and local income tax purposes, of JVCO, as shown on its financial reporting books, shall be allocated between the Partners as of the end of each month in proportion to their respective cumulative cash contributions, and their respective capital accounts shall be adjusted accordingly.”

5.	Section 6.1 of the Partnership Agreement, “Distributions”, is hereby amended as follows—Revise the second sentence of this Section to read, “Except as otherwise provided in the last paragraph of Section 4.3 and in Section 6.3, all other distributions by JVCO shall be made to the Partners, in such amounts and at such times as shall be determined by the Partnership Committee, in proportion to the respective cumulative allocations pursuant to Section 5.2 since the later of the last distribution or the beginning of the previous Fiscal Year.”

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6.	Article VI of the Partnership Agreement, “Distributions”, is hereby amended as follows—Add the following new section 6.3 titled “Special Distributions” to the end of Article VI—

“Notwithstanding anything herein to the contrary, (i) all profit received by JVCO with respect to sales of Air Disc Brake Products (including sales of spare and replacement parts) for use with a particular vehicle platform by those customers as identified in Exhibits 1.2 and 2.2 who had been purchasing such products for that same platform from a Partner prior to the execution of this Amendment shall be allocated to the relevant Partner; and (ii) with respect to any profit in excess of Standard Cost, plus Variances (the definitions of “Standard Cost” and “Variances” to be agreed and specified in the WACS and ArvinMeritor Air Disc Brake Supply Agreements) earned by a Partner pursuant to its sale of Air Disc Brake Products to JVCO under such Partner’s Air Disc Brake Supply Agreement (“Earned Profit”), that Partner’s allocation of the JVCO’ s profits would be reduced by 50% of such Earned Profit and the other Partner’s share of the JVCO’s profits would be increased by an equal amount.”

7.	Section 10.3(a) of the Partnership Agreement, “Preservation of Partnership Opportunity”, is hereby amended as follows—

(i) Add a new Subsection 10.3(a)(iv) as follows:

or (iv) either Partner or its Affiliates from supplying air disc brake parts (including calipers, rotors, and brake pads) in the Territory, on an “all makes” or “will fit” basis, provided that such Partner and its Affiliates will not market or sell any such products as “genuine” repair or replacement parts for any of the JV Products and will not knowingly market or sell such products to a third party as a repair or replacement part for any of the JV Products.

8.	Upon execution of this Amendment, the Partners and their respective Affiliates will assign to JVCO all existing orders for purchase of Air Disc Brake Products in the Territory (to be effective as of the date hereof but subject to obtaining any necessary consents) and will refer all future inquiries for purchase of Air Disc Brake Products in the Territory that are received during the term of this Amendment to JVCO.

9.	The term of this Amendment shall be five years from the date of its execution (the “Initial Term”), provided, however, that the Partners may terminate this Amendment at any time by mutual agreement. Upon the conclusion of the Initial Term, this Amendment shall automatically renew annually (each such period being hereinafter referred to as a “Renewal Term”); provided, however, that either party may terminate this Amendment as of the end of the Initial Term or any Renewal Term hereof upon not less than one year’s prior written notice to the other party of its intention to do so.

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10.	In the event of the expiration or any termination of this Amendment, the provisions of Section 10.3 of the Partnership Agreement, as amended, shall no longer apply with respect to the Air Disc Brake Products and the parties and their Affiliates shall thereafter be permitted to manufacture, sell and offer for sale, their respective Air Disc Brake Products without restriction.

11.	As soon as reasonably practical after the execution of this Amendment, the Partners or their Affiliates shall enter and cause JVCO to enter into the WACS Air Disc Supply Agreement, the ArvinMeritor Air Disc Supply Agreement, the WACS License and Technical Assistance Agreement and the ArvinMeritor Air Disc License and Technical Assistance Agreement on terms substantially as set forth on Exhibits 1, 2, 3 and 4 of this Amendment. The parties will use their best efforts to negotiate and execute the foregoing agreements by July 1, 2006 (or as such date may be extended by mutual agreement of the Partners.)

12.	This Amendment may be signed in one or more counterparts, each of which, if fully executed, shall be deemed an original and all of which shall be deemed for all purposes to be one agreement.

13.	Except as modified above, the terms of the Partnership Agreement, shall remain unmodified and in full force and effect.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, WACS and ArvinMeritor have each executed this Amendment through their duly authorized representatives.

WABCO AUTOMOTIVE CONTROL SYSTEMS, INC.		ARVINMERITOR BRAKE HOLDINGS, INC.

By:	Jacques Esculier	By:	Thomas A. Gosnell

Title:	President VCS	Title:	President CVS

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